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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                OSI SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    671044105
                                 --------------
                                 (CUSIP NUMBER)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









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CUSIP NO. 671044105                  SCHEDULE 13G             Page 2 of 3 Pages


  (1)     NAMES OF REPORTING PERSONS
              SCOPE INDUSTRIES

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              IRS ID# 95 - 1240976
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
              N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA CORPORATION
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        1,647,903
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       1,647,903
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,647,903
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
              N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              17.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
              CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2 of 3

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Item 1. (a)  NAME OF ISSUER: OSI Systems, Inc.
Item 1. (b)  ADDRESS OF ISSUER: 12525 Chadron Avenue Hawthorne CA 90250

Item 2. (a) NAME OF PERSON FILING: Scope Industries
Item 2. (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               233 Wilshire Blvd. Suite 310 Santa Monica CA 90401
Item 2. (c) CITIZENSHIP: a California Corporation
Item 2. (d) TITLE OF CLASS OF SECURITIES: Common Stock
Item 2. (e) CUSIP NUMBER: 671044105

Item 3.  Not Applicable

Item 4. OWNERSHIP
Item 4. (a) Amount Beneficially owned: 1,647,903
Item 4. (b) Percent of Class: 17.4%
Item 4. (c) Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote: 1,647,903
             (ii) shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of:
                  1,647,903
             (iv) shared power to dispose or to direct the disposition of: 0

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not Applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          Not Applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          Not Applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP:
          Not Applicable

Item 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             SCOPE INDUSTRIES
DATED:  February 13, 1998             BY:    /s/ John J. Crowley



                                      John J. Crowley
                                      Vice President and Chief Financial Officer



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